EXHIBIT 5.2

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

March 29, 2011

Santander US Debt, S.A. Unipersonal
Banco Santander, S.A.
c/o Banco Santander, S.A.
Ciudad Grupo Santander
Avda. Cantabria s/n, Edificio Amazonia, planta 0
28660 Boadilla del Monte, Madrid, Spain

Ladies and Gentlemen:

We are acting as special United States counsel to Santander US Debt, S.A. Unipersonal, a sociedad anónima incorporated under the laws of The Kingdom of Spain (the “Company”), and Banco Santander, S.A., a sociedad anónima incorporated under the laws of The Kingdom of Spain (the “Bank”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (File No. 333-[_______]) by the Company and the Bank for the registration and sale from time to time of the Company’s debt securities (the “Debt Securities”) and guarantees of such Debt Securities by the Bank (the “Guarantees”).  The Debt Securities may be issued from time to time pursuant to an Indenture (the “Indenture”) dated March 29, 2011 between the Company, the Bank and The Bank of New York Mellon, as Trustee.  The Guarantees may be issued from time to time in respect of any series of Debt Securities as separate guarantees, a form of which is included in the Indenture, to be entered into by the Bank upon or prior to the issuance of such series of Debt Securities. Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

(1)
Assuming that (i) the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Company and the Bank insofar as Spanish law is concerned, (ii) the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustee, (iii) each of the Company, the Bank and the Trustee has full power, authority and legal right to enter into and perform its obligations under the Indenture (iv) the specific terms of a particular series of Debt Securities have been duly authorized and established insofar as Spanish law is concerned and in accordance with the Indenture, and (v) such Debt Securities have been duly executed and authenticated in accordance with the Indenture and delivered in compliance with any applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Santander US Debt, S.A. Unipersonal	2	March 29, 2011

duly authorized, executed and delivered by the Trustee, (iii) each of the Company, the Bank and the Trustee has full power, authority and legal right to enter into and perform its obligations under the Indenture (iv) the specific terms of a particular series of Debt Securities have been duly authorized and established insofar as Spanish law is concerned and in accordance with the Indenture, and (v) such Debt Securities have been duly executed and authenticated in accordance with the Indenture and delivered in compliance with any applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2)
When the Guarantees have been duly authorized, executed and delivered by the Bank insofar as Spanish law is concerned and when the Debt Securities to which the Guarantees relate have been duly authorized, executed, authenticated, issued and delivered insofar as Spanish law is concerned and in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Guarantees will constitute valid and binding obligations of the Bank enforceable against the Bank in accordance with their terms.

The foregoing opinions are subject to the following qualification:

(a)
Our opinions in paragraphs 1 and 2 above are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Debt Securities or Guarantees, as the case may be, (i) the Board of Directors of the Company or the Bank, as the case may be, shall have duly established the terms of such Debt Securities or Guarantees, as the case may be, and duly authorized the issuance and sale of such Debt Securities or Guarantees, as the case may be, and such authorization shall not have been modified or rescinded; (ii) the Company or the Bank, as the case may be, is, and shall remain, validly existing as a sociedad anónima under the laws of The Kingdom of Spain; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such Debt Securities or Guarantees, as the case may be.  We have also assumed that none of the terms of any Debt Securities or Guarantees, as the case may be, to be established subsequent to the date hereof, nor the issuance and delivery of such Debt Securities or Guarantees, as the case may be, nor the compliance by the Company or the Bank, as the case may be, with the terms of such Debt Securities or Guarantees, as the case may be, will violate any applicable law or public policy or will result in a violation, default or breach of any provision of any instrument or agreement then binding upon the Company or the Bank, as the case may be, or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Bank, as the case may be.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

Santander US Debt, S.A. Unipersonal	3	March 29, 2011

We hereby consent to the use of our name under the caption “Validity of the Notes and Guarantees” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.  In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP